Exhibit h(ii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K


                                 EXHIBIT 1
                           to the Agreement for
                         Fund Accounting Services,
                          Administrative Services
                                    and
                         Transfer Agency Services

      The Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services dated March 3, 2000, between WACHOVIA VARIABLE INSURANCE FUNDS, and FEDERATED SERVICES COMPANY shall apply to the following Portfolios:

Wachovia Balanced Fund II
Wachovia Equity Fund II
Wachovia Special Values Fund II

I. General Fee

For all Fund Accounting, Administrative, and Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee as follows:

10.0  basis points on average daily net assets* up to $3.5 billion
6.0   basis points on average daily net assets* of $3.5 to $5.0 billion
4.0   basis points on average daily net assets* of $5.0 to $10.0 billion
3.0   basis points on average daily net assets* of $10.0 to $20.0 billion
2.0   basis points on average daily net assets* over $20.0 billion

      *Of Wachovia Variable Insurance Funds, The Wachovia Funds and The Wachovia Municipal Funds, excluding Wachovia Prime Money Market Fund

II. Fund Accounting Services Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements ,access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services

III. Transfer Agency Services Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.
IV.  Payment

Payment is due thirty days after the date of the invoice.

   IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of March 3, 2000.


                                          WACHOVIA VARIABLE INSURANCE FUNDS

                                          By:  /s/ James E. Ostrowski
                                             ---------------------------------
                                          Name:  James E. Ostrowski
                                          Title:  Vice President

                                          FEDERATED SERVICES COMPANY

                                          By:  /s/ Gail Cagney
                                             ---------------------------------
                                          Name:  Gail Cagney
                                          Title:  Vice President